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                                                         CPS
                                          CONSUMER PORTFOLIO SERVICES, INC.

                                                CURRENT INTEREST RATES

                              This is a supplement to the Prospectus dated May 19, 2005

                          Current Interest Rates for Renewable Unsecured Subordinated Notes
                                     Offered by Consumer Portfolio Services, Inc.

                                               Interest Rates Effective
                                                     May 24, 2005

Portfolio
Amount(1)        $1,000-$24,999      $25,000-$49,999      $50,000-$74,999      $75,000-$99,999     $100,000 or More
---------        --------------      ---------------      ---------------      ---------------     ----------------
               Interest  Annual     Interest  Annual     Interest  Annual     Interest  Annual     Interest  Annual
NOTE TERM      Rate %    Yield %    Rate %    Yield %    Rate %    Yield %    Rate %    Yield %    Rate %    Yield %
---------      ------    -------    ------    -------    ------    -------    ------    -------    ------    -------

3 Month (2)    5.25      5.39       5.35      5.50       5.45      5.60       5.55      5.71       5.65      5.81
6 Month (2)    5.60      5.76       5.70      5.87       5.80      5.97       5.90      6.08       6.00      6.18
1 Year (3)     6.75      6.98       6.85      7.09       6.95      7.20       7.05      7.30       7.15      7.41
2 Year (3)     7.75      8.06       7.85      8.17       7.95      8.27       8.05      8.38       8.15      8.49
3 Year (3)     8.25      8.60       8.35      8.71       8.45      8.82       8.55      8.93       8.65      9.03
4 Year (3)     8.75      9.14       8.85      9.25       8.95      9.36       9.05      9.47       9.15      9.58
5 Year (3)     9.00      9.42       9.10      9.53       9.20      9.64       9.30      9.74       9.40      9.85
10 Year (3)    9.50      9.96       9.60     10.07       9.70     10.18       9.80     10.29       9.90     10.41

1)   We determine the applicable portfolio amount at the time you purchase or renew a note by aggregating the principal amount of all notes issued by Consumer Portfolio Services, Inc. that are currently owned by you and your immediate family members. Immediate family members include parents, children, siblings, grandparents and grandchildren. Members of a sibling's family are also considered immediate family members if the holder's sibling is also a noteholder.

2)   The annual yield calculation assumes that:
     a.   the term of the note is renewed sequentially for an entire year.
     b.   the interest earned during each term is included in the principal amount for the next term,
     c.   the listed interest rate is the interest rate for each term, and
     d.   the accrued yield calculation assumes that accrued interest is paid annually. More frequent interest payments will reduce your annual yield.

3)   The annual yield calculation assumes that accrued interest is paid annually. More frequent interest payments will reduce your annual yield.

The description in this prospectus supplement of the terms of these notes adds to the description of the general terms and provisions of the notes in the prospectus dated May 19, 2005. Investors should rely on the description of the notes in this supplement if it is inconsistent with the description in the prospectus.

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